EXHIBIT 99.1
Full Year 2017 by Quarter and Full Year 2016 Unaudited Segment Information
The following table sets forth certain financial information associated with our results of operations (unaudited, in thousands):

	Summary of Operations (in thousands)
	For the Three Months Ended				For the Twelve Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017	December 31, 2016
Direct Revenues(1):
Environmental Services	$428,896	$481,590	$472,681	$474,307	$1,857,474	$1,758,833
Safety-Kleen	260,835	271,315	283,274	272,462	1,087,886	996,083
Corporate Items	(790)	(117)	(109)	634	(382)	310
Total	688,941	752,788	755,846	747,403	2,944,978	2,755,226
Cost of Revenues(2):
Environmental Services	327,861	347,042	345,951	352,935	1,373,789	1,287,629
Safety-Kleen	171,748	172,684	175,220	170,692	690,344	645,275
Corporate Items	(3,024)	77	(1,576)	3,063	(1,460)	(47)
Total	496,585	519,803	519,595	526,690	2,062,673	1,932,857
Selling, General and Administrative Expenses:
Environmental Services	40,845	39,716	40,225	41,589	162,375	152,129
Safety-Kleen	36,719	38,350	37,749	34,913	147,731	131,262
Corporate Items	34,657	34,228	35,278	42,379	146,542	138,624
Total	112,221	112,294	113,252	118,881	456,648	422,015
Adjusted EBITDA
Environmental Services	60,190	94,832	86,505	79,783	321,310	319,075
Safety-Kleen	52,368	60,281	70,305	66,857	249,811	219,546
Corporate Items	(32,423)	(34,422)	(33,811)	(44,808)	(145,464)	(138,267)
Total	$80,135	$120,691	$122,999	$101,832	$425,657	$400,354
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(1) Direct revenue is revenue allocated to the segment performing the provided service.
(2) Cost of revenue is shown exclusive of items presented separately on the statements of operations, which consist of (i) accretion of environmental liabilities and (ii) depreciation and amortization.

The following is a reconciliation of net (loss) income to Adjusted EBITDA (unaudited, in thousands):

	For the Three Months Ended				For the Twelve Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017	December 31, 2016
Net (loss) income	$(21,393)	$25,880	$12,058	$84,194	$100,739	$(39,873)
Accretion of environmental liabilities	2,290	2,416	2,347	2,407	9,460	10,177
Depreciation and amortization	72,412	71,531	72,989	71,490	288,422	287,002
Goodwill impairment charge	—	—	—	—	—	34,013
Other expense (income), net	1,549	833	432	3,305	6,119	(6,195)
Loss on early extinguishment of debt	—	6,045	1,846	—	7,891	—
(Gain) loss on sale of businesses	—	(31,722)	77	913	(30,732)	(16,884)
Interest expense, net	22,576	22,492	20,675	20,065	85,808	83,525
Provision (benefit) for income taxes	2,701	23,216	12,575	(80,542)	(42,050)	48,589
Adjusted EBITDA	$80,135	$120,691	$122,999	$101,832	$425,657	$400,354